ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated June 13, 2012

UBS Investment Bank announces coupon payment for the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN (Ticker: RWXL), which is linked to The Dow Jones Global ex-U.S. Select Real Estate Securities Index (the “Index”).

The table below summarizes the relevant coupon information for RWXL:

NYSE Arca Ticker	Name	Coupon Valuation Date	Ex-Date	Record Date	Payment Date	Coupon Amount per Note	Current Yield (annualized)*
RWXL	ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	05/30/2012	06/08/2012	06/12/2012	06/20/2012	$0.3051	17.12%

* “Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the ETN on May 30, 2012 or, if the closing price is not available on May 30, 2012, the previous available closing price, and rounded to two decimal places for ease of analysis. You are not guaranteed any coupon or distribution amount under the ETNs.

Note: RWXL pays a variable monthly coupon linked to 2 times the cash distributions, if any, on the Index constituents, less any withholding taxes. Variations in the amount of monthly distr butions will lead to large variations in the Current Yield as calculated above. As such, the Current Yield is not indicative of future coupon payments, if any, on RWXL.

CONTACT

Tel.: +1-877-387 2275

etracs@ubs.com

About ETRACS

For further information about ETRACS ETNs, go to www.etracs.com.

Exchange Traded Access Securities ETNs (“ETRACS ETNs”) are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the product supplement and pricing supplement for the ETRACS ETN.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. The “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. “Dow Jones®”, “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) have been licensed to CME and have been sublicensed for use for certain purposes by UBS AG. All rights reserved.

The ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN is not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Global ex-U.S. Select Real Estate Securities Index which is determined, composed and calculated by CME without regard to UBS AG or the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. Dow Jones and CME have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN into consideration in determining, composing or calculating “Dow Jones Global ex-U.S. Select Real Estate Securities lndexSM”. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global ex-U.S. Select Real Estate Securities lndexSM and ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES INTERNATIONAL REAL ESTATE ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND UBS AG, OTHER THAN THE LICENSORS OF CME.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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